NEWS RELEASE

                                                                        CONTACT:
                                                       Robert L. Montgomery, Jr.
                            Executive Vice President and Chief Financial Officer
                                                   Columbus McKinnon Corporation
                                                                    716-689-5405

    COLUMBUS MCKINNON CORPORATION CONTINUES MANUFACTURING CONSOLIDATION PLAN

Amherst,  New York,  February 6, 2003 - Columbus McKinnon  Corporation  (Nasdaq:
CMCO), announced plans today that its subsidiary crane builder group, Crane Equipment & Service, Inc. (CES), will consolidate its crane manufacturing operations located in Forest Park, Illinois into its other North American crane manufacturing facilities. The estimated annual recurring pretax cost savings expected to result from this consolidation is $0.7 million with implementation costs of $1.1 million, of which $0.5 million will be recorded as restructuring charges as incurred in the current and next quarter, and $0.6 million will be capital and expenses related to moving product lines.

"This consolidation is a continuation of our facility rationalization initiative which is focused on lowering our fixed costs while maintaining a high level of service and the capacity to meet the needs of the crane equipment and service marketplace," said Timothy T. Tevens, President and Chief Executive Officer. "The consolidation process will occur between mid-April and June 2003 and we will work with our 15 affected associates to assist them with placement in positions at other Columbus McKinnon locations where available, and for those who do not relocate, transition support."

Tevens added, "The integration of Columbus McKinnon's wholly owned crane builders is proceeding as planned with the development and implementation of a centralized approach to crane and hoist sales and service. This strategy has increased our market share in the current weak economic environment. Recent significant bookings from our wholly owned crane builders include a $0.6 million project for a liquid natural gas plant in Trinidad, a $0.8 million project for a major metropolitan transit authority, and $1.1 million in steel mill crane projects in Canada. The revenue from these projects will be recognized through the second quarter of fiscal 2004 which ends on September 28, 2003."

Tevens concluded, "Columbus McKinnon continues to review its current manufacturing and facility configuration to ensure that it has the most efficient and effective organization to meet current and future market needs. In addition, Columbus McKinnon is proceeding with the implementation of Lean manufacturing improvement activities at most of its facilities, which is resulting in improved productivity, inventory reductions, and enhanced capacity utilization, while also improving the Company's service and responsiveness to customers. These key strategic initiatives, along with others in process, are focused on lowering Columbus McKinnon's costs and increasing free cash flow to accelerate debt reduction."

                                     -more-


Columbus McKinnon is a leading worldwide designer and manufacturer of material handling products, systems and services which efficiently and ergonomically move, lift, position or secure material. Key products include hoists, cranes, chain and forged attachments. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available on its web site at HTTP://WWW.CMWORKS.COM

     This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.



                                       ###